As filed with the Securities and Exchange Commission on June 2, 2000

File No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Dominion Resources, Inc.

(Exact name of registrant as specified in its charter)

VIRGINIA	54-1229715
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 TREDEGAR STREET, RICHMOND, VIRGINIA 23219

(Address of principal executive office, including zip code)

DOMINION RESOURCES, INC.

LEADERSHIP STOCK OPTION PLAN

(Full Title of the Plan)

Patricia A. Wilkerson, Vice President and Corporate Secretary

W. H. Riggs, Jr., Assistant Corporate Secretary

DOMINION RESOURCES, INC.

120 Tredegar Street, Richmond, Virginia 23219

(Name and address of agent for service)

(804) 819-2000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(*)	Proposed Maximum Aggregrate Offering Price	Amount of Registration Fee
Common Stock, without par value	10,000,000 shares	$45.78125	$457,812,500	$120,862.50

(*) Estimated solely for the purposes of calculating the registration fee as contemplated by Rule 457 of the Securities Act of 1933, as amended, and based on the average of the high and low prices reported by the New York Stock Exchange composite tape by The Wall Street Journal for May 31, 2000.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Not required to be filed.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Dominion Resources, Inc. (Dominion) with the Securities and Exchange Commission (the Commission) are incorporated herein by reference and made a part hereof: (a) the Dominion Annual Report on Form 10-K for the fiscal year ended December 31, 1999; (b) the Dominion Form 10-Q filed for the period ended March 31, 2000, and the Dominion Forms 8-K filed on January 3, 2000, February 1, 2000 and March 24, 2000; and (c) the description of Dominion's common stock in the Dominio m 8-B (item 4) dated April 29, 1983, including any amendments and reports filed for the purpose of updating such description.

In addition, all documents filed by Dominion pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article VI of Dominion's Articles of Incorporation mandates indemnification of its directors and officers to the full extent permitted by the Virginia Stock Corporation Act (the Virginia Act) and any other applicable law. The Virginia Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was se poration, if the director conducted himself in good faith; and the director believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and, in all other cases, that his conduct was at least not opposed to its best interests; and, in the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by, or in the right of the corporation, in which the director poration, or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

In addition, Article VI of Dominion's Articles of Incorporation limits the liability of its directors and officers to the full extent permitted by the Virginia Act as now and hereafter in effect. The Virginia Act places a limit on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (i) the amount specified in the corporation's articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compe r or officer. The limit does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law. The effect of Dominion's Articles of Incorporation, together with the Virginia Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

Dominion has purchased directors' and officers' liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of Dominion against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by Dominion and (2) Dominion to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4(i)

Dominion Resources, Inc. Articles of Incorporation, as amended and restated effective August 9, 1999 (Exhibit 3(i), Form 10-Q for the quarter ended June 30, 1999, File No. 1-8489, incorporated by reference).

4(ii)	Dominion Resources, Inc. Bylaws as amended effective October 15, 1999 (Exhibit 3, Form 10-Q for the quarter ended September 30, 1999, File No. 1-8489, incorporated by reference).

5	Opinion of James F. Stutts, Vice President and General Counsel of Dominion Resources, Inc. (filed herewith).

23	Consent of Deloitte & Touche LLP (filed herewith).

24	Powers of Attorney (included on the signature page of the Form S-8 and incorporated herein by reference).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made,

a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offer.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 13(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration stat s offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the xpenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on the 2nd day of June, 2000.

DOMINION RESOURCES, INC.

By: /s/Thos. E. Capps (Thos. E. Capps Vice Chairman of the Board of Directors, President and Chief Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 2nd day of June, 2000. The officers and directors whose signatures appear below hereby constitute Patricia A. Wilkerson or W. H. Riggs, Jr., either of whom may act, as their true and lawful attorneys-in fact, with full power to sign on their behalf individually and in each capacity stated below and file all amend ents to the registration statement making such changes in the registration statement as the registrant deems appropriate, and generally to do all things in their name and in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Signature	Title
/s/ William S. Barrack, Jr. William S. Barrack, Jr.	Director
/s/ John B. Bernhardt John B. Bernhardt	Director
/s/ Thos E. Capps Thos. E. Capps	Vice Chairman of the Board of Directors, President and Chief Executive Officer
/s/ George A. Davidson, Jr George A. Davidson, Jr.	Chairman of the Board of Directors
/s/ Raymond E. Galvin Raymond E. Galvin	Director
/s/ John W. Harris John W. Harris	Director
/s/ Benjamin J. Lambert, III Benjamin J. Lambert, III	Director
/s/ Richard L. Leatherwood Richard L. Leatherwood	Director
/s/ Paul E. Lego Paul E. Lego	Director
/s/ Margaret A. McKenna Margaret A. McKenna	Director
/s/ Steven A. Minter Steven A. Minter	Director
/s/ K.A. Randall K.A. Randall	Director
Frank S. Royal	Director
/s/ S. Dallas Simmons S. Dallas Simmons	Director
/s/ Robert H. Spilman Robert H. Spilman	Director
/s/ David A. Wollard David A. Wollard	Director
/s/ Thomas N. Chewning Thomas N. Chewning	Executive Vice President (Chief Financial Officer)
/s/ J.L. Trueheart J. L. Trueheart	Group Vice President and Controller (Principal Accounting Officer)